FIRST GUARANTY BANK SELECTED FOR SMALL BUSINESS LENDING FUND

Hammond, Louisiana, September 23, 2011 – First Guaranty Bancshares and its wholly-owned First Guaranty Bank were recently selected to participate in the Small Business Lending Fund (SBLF).  As one of a select group considered for participation, First Guaranty received $39.4 million in capital to lend to businesses with up to $50 million in annual revenues.  The SBLF, a component of the Small Business Jobs Act, was established to encourage banks to increase lending to small businesses in an effort to promote new jobs and economic growth.

Alton Lewis, Vice-Chairman and Chief Executive Officer, states, “First Guaranty Bank is the only bank in Tangipahoa, St. Helena, Livingston, Vermillion, and Claiborne Parishes receiving these funds.  We are honored to have been selected and look forward to working with our communities’ small businesses to create jobs and restore economic prosperity.”  Lewis continues, “First Guaranty Bank has never stopped its lending efforts.  The injection of capital will enhance our ongoing commitment to meet the credit needs of our community.”

First Guaranty Bank, with assets of $1.2 billion is headquartered in Hammond, LA and has 21 banking locations located in Northwest LA, Southwest LA, and Southeast LA.  First Guaranty Bank was founded in 1934 under a Charter issued by the State of Louisiana.  Marshall T. Reynolds of Huntington, West Virginia is the Chairman of the Board of Directors of First Guaranty Bank.  The Vice-Chairman/Chief Executive Officer is Alton Lewis.

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Contact for First Guaranty Bank:
Alton Lewis, Vice-Chairman/Chief Executive Officer at 985.375.0350
Eric Dosch, Chief Financial Officer at 985.375.308